Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our reports dated February 22, 2017, relating to the consolidated financial statements and financial statement schedule of Gaming and Leisure Properties, Inc. and Subsidiaries, and the effectiveness of Gaming and Leisure Properties, Inc. and Subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Gaming and Leisure Properties, Inc. and Subsidiaries for the year ended December 31, 2016:

Registration Statement No. 333-210423 on Form S-3
Registration Statement No. 333-206649 on Form S-4
Registration Statement No. 333-196662 on Form S-4
Registration Statement No. 333-192017 on Form S-8

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 22, 2017